Exhibit 99.1

FURMANITE CORPORATION

1994 STOCK INCENTIVE PLAN

Amendment and Restatement

Effective May 9, 2013

-i-

TABLE OF CONTENTS

(continued)

ARTICLE IV GENERAL PROVISIONS RELATING TO AWARDS	8

4.1 Authority to Grant Awards	8
4.2 Dedicated Shares; Maximum Awards	8
4.3 Non-Transferability	8
4.4 Requirements of Law	8
4.5 Changes in the Company’s Capital Structure	9
4.6 Election Under Section 83(b) of the Code	11

ARTICLE V OPTIONS	12

5.1 Type of Option	12
5.2 Exercise Price	12
5.3 Duration of Options	12
5.4 Amount Exercisable	14
5.5 Exercise of Options	14
5.6 Substitution Options	15
5.7 No Rights as Stockholder	15

ARTICLE VI RESTRICTED STOCK AWARDS	16

6.1 Restricted Stock Awards	16
6.2 Holder’s Rights as Stockholder	16

ARTICLE VII RESTRICTED STOCK UNIT AWARDS	17

7.1 Authority to Grant Restricted Stock Unit Awards	17
7.2 Restricted Stock Unit Award	17
7.3 Restricted Stock Unit Award Agreement	17
7.4 Dividend Equivalents	17
7.5 Form of Payment Under Restricted Stock Unit Award	17
7.6 Time of Payment Under Restricted Stock Unit Award	17
7.7 No Rights as Stockholder	17

ARTICLE VIII ADMINISTRATION	18

ARTICLE IX AMENDMENT OR TERMINATION OF PLAN	19

ARTICLE X MISCELLANEOUS	20

10.1 No Establishment of a Trust Fund	20
10.2 No Employment or Affiliation Obligation	20
10.3 Forfeiture	20
10.4 Tax Withholding	20
10.5 Written Agreement	21
10.6 Indemnification of the Committee	21
10.7 Gender	22
10.8 Headings	22
10.9 Other Compensation Plans	22

-ii-

TABLE OF CONTENTS

(continued)

10.10 Other Options or Awards	22
10.11 Option Adjustments Pursuant to the Employee Benefits Agreement	22
10.12 Governing Law	22
10.13 Compliance with Section 409A	22

-iii-

ARTICLE I

PLAN

1.1 Purpose. The Plan is intended to advance the best interests of the Company and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company or any of its Affiliates.

1.2 Term of Plan. No Award shall be granted under the Plan after March 4, 2019. The Plan shall remain in effect until all Awards under the Plan have been satisfied or expired.

ARTICLE II

DEFINITIONS

The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

2.1 “Affiliate” means any parent corporation and any subsidiary corporation. The term “parent corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The term “subsidiary corporation” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the action or transaction, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.2 “Award” means any Incentive Option, Nonqualified Option, Restricted Stock Award or Restricted Stock Unit Award granted under the Plan.

2.3 “Board” means the board of directors of the Company.

2.4 “Change of Control” means the occurrence of any of the following after March 4, 2009:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then outstanding shares of Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.4(a), the following acquisitions shall not constitute a Change in Control of the Company: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 2.4(c);

(b) individuals who, as of March 4, 2009, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to March 4, 2009, whose election, or nomination for election, by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors; or

(c) the consummation of (i) a reorganization, merger or consolidation or sale of the Company or (ii) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 80 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; provided, however, that any individual becoming a director subsequent to March 4, 2009 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means a committee of at least two persons appointed by the Board.

2.7 “Company” means Furmanite Corporation, a Delaware corporation.

2.8 “Disability” means, as determined by the Committee in its discretion exercised in good faith, (a) in the case of an Award that is exempt from the application of the requirements of Section 409A a medically determinable mental or physical impairment which, in the opinion of a physician selected by the Committee, shall prevent the Holder from engaging in any substantial gainful activity and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months and which: (i) was not contracted, suffered or incurred while the Holder was engaged in, or did not result from having engaged in, a felonious criminal enterprise; (ii) did not result from alcoholism or addiction to narcotics; (iii) did not result from an injury incurred while a member of the Armed Forces of the United States for which the Holder receives a military pension; and (iv) did not result from an intentionally self-inflicted injury and (b) in the case of an Award that is not exempt from the application of the requirements of Section 409A, a physical or mental condition of the Holder where (i) the Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Holder is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Holder shall submit to an examination by such physician upon request by the Committee.

2.9 “Distribution Date” shall have the meaning specified in the Distribution Agreement by and between the Company, Kaneb Services LLC and Kaneb Pipeline Partners, L.P.

2.10 “Dividend Equivalent” means a payment equivalent in amount to dividends paid with respect to the Stock to the Company’s stockholders.

2.11 “Employee Benefits Agreement” means the Employee Benefits Agreement by and between the Company and Kaneb Services LLC, a Delaware limited liability company.

2.12 “Employee” means a person employed by the Company or any Affiliate as a common law employee.

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14 “Fair Market Value” of the Stock as of any date means the closing price of the Stock on such date, or, if the Stock was not traded on such date, on the immediately preceding day that the Stock was so traded. However, if the Stock is not listed on a securities exchange, the Fair Market Value will be an amount determined by the Committee in a manner that complies with the requirements of Section 409A.

2.15 “Holder” means a person who has been granted an Award or any person who is entitled to receive Stock under an Award.

2.16 “Incentive Option” means an Option granted under the Plan which is designated as an “Incentive Option” and satisfies the requirements of section 422 of the Code.

2.17 “KSI Deferred Compensation Plans” means the Kaneb Services, Inc. 1996 Supplemental Deferred Compensation Plan, the Kaneb Services, Inc. Non-Employee Directors Deferred Stock Unit Plan, the Kaneb Services, Inc. Deferred Stock Unit Plan, and any other nonqualified deferred compensation plans that the Company may adopt in the future.

2.18 “Mature Shares” means shares of Stock that the Holder has held for at least six months.

2.19 “Minimum Statutory Tax Withholding Obligation” means, with respect to an Award, the amount the Company, an Affiliate or other subsidiary is required to withhold for federal, state, local and foreign taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.

2.20 “Net Shares” means the shares of Stock to be issued upon exercise of an Option reduced by the number of unencumbered, transferable Mature Shares that would be required to be tendered to the Company to satisfy the exercise price of the Option.

2.21 “Non-Employee Director” means any duly elected member of the Board who is not an Employee.

2.22 “Nonqualified Option” means an Option granted under the Plan other than an Incentive Option.

2.23 “Option” means either an Incentive Option or a Nonqualified Option granted under the Plan to purchase shares of Stock.

2.24 “Option Agreement” means the written agreement which sets out the terms of an Option.

2.25 “Permissible under Section 409A” means with respect to a particular action (such as, the grant, payment, vesting, settlement or deferral of an amount or Award under the Plan) that such action shall not subject the compensation at issue to the additional tax or interest applicable under Section 409A.

2.26 “Plan” means the Furmanite Corporation 1994 Stock Incentive Plan, as set forth in this document and as it may be amended from time to time.

2.27 “Restricted Stock” means stock awarded or purchased under the Plan pursuant to a Restricted Stock Agreement.

2.28 “Restricted Stock Agreement” means the written agreement which sets out the terms of a Restricted Stock Award.

2.29 “Restricted Stock Award” means an Award of Restricted Stock.

2.30 “Retirement” means the termination of an Employee’s employment relationship with the Company and all Affiliates after attaining the age of 55.

2.31 “Restricted Stock Unit” means a restricted stock unit credited to a Holder’s ledger account maintained by the Company pursuant to Article VII.

2.32 “Restricted Stock Unit Award” means an Award granted pursuant to Article VII.

2.33 “Section 409A” means section 409A of the Code and the regulations and other guidance promulgated by the United States Department of Treasury or the United States Internal Revenue Service under section 409A of the Code, or any successor statute.

2.34 “Stock” means the common stock of the Company, no par value, or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of stock or securities of the Company or another corporation, that other stock or security. Shares of Stock when issued may be represented by a certificate or by book or electronic entry.

2.35 “Substantial Risk of Forfeiture” shall have the meaning ascribed to that term in Section 409A.

2.36 “Ten Percent Stockholder” means an individual who, at the time the Option is granted, owns stock possessing more than ten percent of the total combined voting power of all classes of stock or series of the Company or of any Affiliate. An individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants; and stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust, shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries.

ARTICLE III

ELIGIBILITY

The individuals who shall be eligible to receive Incentive Options shall be those key Employees of the Company or any of its Affiliates as the Committee shall determine from time to time. The individuals who shall be eligible to receive Awards other than Incentive Options shall be those persons, including Employees, consultants, advisors and directors, who have substantial responsibility for the management and growth of the Company or any of its Affiliates as the Committee shall determine from time to time. Further, shares of Stock may be issued under the Plan to participants and former participants in the KSI Deferred Compensation Plans in satisfaction of the Company’s obligations thereunder.

ARTICLE IV

GENERAL PROVISIONS RELATING TO AWARDS

4.1 Authority to Grant Awards. The Committee may grant Awards to those key Employees of the Company or any of its Affiliates and other eligible persons as it shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of shares of Stock to be covered by any Award to be granted to any person shall be as determined by the Committee.

4.2 Dedicated Shares; Maximum Awards. The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan to current and former participants in the KSI Deferred Compensation Plans pursuant to the terms thereof is 8,100,000. Such shares of Stock may be issued from treasury shares or authorized but unissued shares. The maximum number of shares with respect to which Options which may be granted to any person under the Plan during any calendar year is 750,000 shares. If a Holder’s Option is cancelled, the cancelled Option continues to be counted against the maximum number of shares of Stock for which Options may be granted to the Holder under the Plan. The number of shares stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5. If any outstanding Award expires or terminates for any reason or any Award is surrendered, the shares of Stock allocable to the unexercised or unvested portion of that Award may again be subject to an Award under the Plan.

4.3 Non-Transferability. Incentive Options shall not be transferable by the Employee other than by will or under the laws of descent and distribution, and shall be exercisable, during the Employee’s lifetime, only by him. Except as specified in the applicable Award agreements or in domestic relations court orders, Awards other than Incentive Options shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder’s lifetime, only by him. In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award agreement may terminate the Award.

4.4 Requirements of Law. The Company shall not be required to sell or issue any shares of Stock under any Award if issuing the shares of Stock would constitute or result in a violation by the Holder or the Company of any provision of any law, statute or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Award, the Company shall not be required to issue any shares of Stock unless the Committee has received evidence satisfactory to it to the effect that the Holder will not transfer the shares of Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any shares of Stock covered by the Plan pursuant to applicable securities laws of any country or any political subdivision.

In the event the shares of Stock issuable on exercise of an Option or any other Award are not registered, the Company may imprint on the certificate evidencing the shares of Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law; or should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option or vesting under an Award, or the issuance of shares of Stock pursuant thereto, to comply with any law or regulation of any governmental authority.

4.5 Changes in the Company’s Capital Structure. (a) The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or its rights, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

(a) If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Stock outstanding, without receiving compensation for it in money, services or property, then (i) the number, class or series and per share price of shares of Stock subject to outstanding Awards under this Plan shall be appropriately adjusted in such a manner as to entitle a Holder to receive upon exercise of an Award, for the same aggregate cash consideration, the equivalent total number and class or series of shares he would have received had he exercised his Award in full immediately prior to the event requiring the adjustment, and (ii) the number and class or series of shares of Stock then reserved to be issued under the Plan shall be adjusted by substituting for the total number and class or series of shares of Stock then reserved, that number and class or series of shares of Stock that would have been received by the owner of an equal number of outstanding shares of each class or series of Stock as the result of the event requiring the adjustment.

(b) If while unexercised Awards remain outstanding under the Plan (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company), (iii) the Company is to be dissolved or (iv) the Company is a party to any other corporate transaction (as defined under section 424(a) of the Code and applicable Department of Treasury Regulations) that is not described in clauses (i), (ii) or (iii) of this sentence (each such event is referred to herein as a “Corporate Change”), then, except as otherwise provided in an Award agreement or as a result of the Board’s effectuation of one or more of the alternatives described below, there shall be no acceleration of the time at which any Award then outstanding may be exercised, and no later than ten days after the approval by the stockholders of the

Company of such Corporate Change, the Board, acting in its sole and absolute discretion without the consent or approval of any Holder, shall act to effect one or more of the following alternatives, which may vary among individual Holders and which may vary among Awards held by any individual Holder:

(A) accelerate the time at which some or all of the Awards then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Board, after which specified date all such Awards that remain unexercised and all rights of Holders thereunder shall terminate;

(B) require the mandatory surrender to the Company by all or selected Holders of some or all of the then outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of this Plan or the Option Agreements evidencing such Options) as of a date, before or after such Corporate Change, specified by the Board, in which event the Board shall thereupon cancel such Options and the Company shall pay to each such Holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of the Company in connection with such Corporate Change over the exercise prices under such Options for such shares;

(C) with respect to all or selected Holders, have some or all of their then outstanding Awards (whether vested or unvested) assumed or have a new Award substituted for some or all of their then outstanding Awards (whether vested or unvested) by an entity which is a party to the transaction resulting in such Corporate Change and which is then employing him, or a parent or subsidiary of such entity, provided that (1) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the shares subject to the Award immediately after the assumption or substitution over the aggregate exercise price of such shares is equal to the excess of the aggregate fair market value of all shares subject to the Award immediately before such assumption or substitution over the aggregate exercise price of such shares, and (2) the assumed rights under such existing Award or the substituted rights under such new Award as the case may be will have the same terms and conditions as the rights under the existing Award assumed or substituted for, as the case may be;

(D) provide that the number and class or series of shares of Stock covered by an Award (whether vested or unvested) theretofore granted shall be adjusted so that such Award when exercised shall thereafter cover the number and class or series of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the Holder had been the holder of record of the number of shares of Stock then covered by such Award; or

(E) make such adjustments to Awards then outstanding as the Board deems appropriate to reflect such Corporate Change (provided, however, that the Board may determine in its sole and absolute discretion that no such adjustment is necessary).

In effecting one or more of alternatives (C), (D) or (E) above, and except as otherwise may be provided in an Award agreement, the Board, in its sole and absolute discretion and without the consent or approval of any Holder, may accelerate the time at which some or all Awards then outstanding may be exercised.

(c) In the event of changes in the outstanding Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 4.5, any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Board in its sole and absolute discretion as to the number and price of shares of Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Stock, the aggregate number of shares available under this Plan may be appropriately adjusted by the Board, whose determination shall be conclusive.

(d) After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Holder shall be entitled to have his Restricted Stock appropriately adjusted based on the manner the Stock was adjusted under the terms of the agreement of merger or consolidation.

(e) The issue by the Company of shares of Stock of any class or series, or securities convertible into shares of Stock of any class or series, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion of shares or obligations of the Company convertible into shares or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, class or series, or price of shares of Stock then subject to outstanding Awards.

4.6 Election Under Section 83(b) of the Code. No Holder shall exercise the election permitted under section 83(b) of the Code with respect to any Award without the written approval of the Chief Financial Officer of the Company. Any Holder who makes an election under section 83(b) of the Code with respect to any Award without the written approval of the Chief Financial Officer of the Company may, in the discretion of the Committee, forfeit any or all Awards granted to him under the Plan.

ARTICLE V

OPTIONS

5.1 Type of Option. The Committee shall specify in an Option Agreement whether a given Option is an Incentive Option or a Nonqualified Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value (determined as of the time an Incentive Option is granted) of the Stock with respect to which incentive stock options first become exercisable by an Employee during any calendar year (under the Plan and any other incentive stock option plan(s) of the Company or any Affiliate) exceeds $100,000, the Incentive Option shall be treated as a Nonqualified Option. In making this determination, incentive stock options shall be taken into account in the order in which they were granted.

5.2 Exercise Price. The price at which Stock may be purchased under an Option shall not be less than 100 percent of the Fair Market Value of the shares of Stock on the date the Option is granted. In the case of any Ten Percent Stockholder, the price at which shares of Stock may be purchased under an Incentive Option shall not be less than 110 percent of the Fair Market Value of the Stock on the date the Incentive Option is granted. An Option granted under the Plan may not be granted with any Dividend Equivalents rights.

5.3 Duration of Options. An Option shall not be exercisable after the earlier of (i) the term of the Option specified in the Option Agreement (which shall not exceed five years from the date the Option is granted in the case of an Incentive Option granted to a Ten Percent Stockholder, or ten years from the date the Option is granted in the case of any other Option), or (ii) the period of time specified herein that follows the Holder’s Retirement, Disability, death or other severance of the employment or affiliation relationship between the Holder and the Company and all Affiliates. Except as specified in Section 10.11, unless the Holder’s Option Agreement specifies otherwise, an Option shall not continue to vest after the severance of the employment or affiliation relationship between the Company and all Affiliates.

(a) General Term of Option. Unless the Option Agreement specifies a shorter term, an Option shall expire on the tenth anniversary of the date the Option is granted. Notwithstanding the foregoing, unless the Option Agreement specifies a shorter term, in the case of an Incentive Option granted to a Ten Percent Stockholder, the Option shall expire on the fifth anniversary of the date the Option is granted.

(b) Early Termination of Option Due to Severance of Employment or Affiliation Relationship (Other Than for Death, Disability or Retirement). Except as may be otherwise expressly provided in an Option Agreement, (i) an Option that has been granted to a person other than a Non-Employee Director and that has been in effect for at least two years shall terminate on the earlier of the date of the expiration of the general term of the Option or 90 days after the date of the termination of the employment relationship between the Holder and the Company and all Affiliates for any reason other than the death, Disability or Retirement of the Holder, and (ii) an Option that has been granted to a person other than a Non-Employee Director and that has been in effect for less than two years shall terminate on the earlier of the date of the expiration of the general term of the Option or 30 days after the date of the termination of the employment relationship between the Holder and the Company and all Affiliates for any reason other than the death, Disability or Retirement of the Holder, during which period the Holder shall be entitled to exercise the Option in respect of the number of shares that the Holder would have been entitled to purchase had the Holder exercised the Option on the date of such termination of employment. Whether authorized leave of absence, or absence on military or government service, shall constitute a termination of the employment relationship between the Holder and the Company and all Affiliates shall be determined by the Committee at the time thereof.

Except as may be otherwise expressly provided in an Option Agreement, an Option that has been granted to a Non-Employee Director shall terminate on the earlier of the date of the expiration of the general term of the Option or 90 days after the Non-Employee Director is no longer a director of the Company for any reason other than the death or Disability of the Holder.

(c) Early Termination of Option Due to Death. Unless the Option Agreement specifies otherwise, in the event of the severance of the employment or affiliation relationship between the Holder and the Company and all Affiliates due to death before the date of expiration of the general term of the Option, the Holder’s Option shall terminate on the earlier of the date of expiration of the general term of the Option or 180 days after the Holder’s death.

(d) Early Termination of Option Due to Disability. With respect to an Option granted to a person other than a Non-Employee Director, unless the Option Agreement specifies otherwise, in the event of the severance of the employment relationship between the Holder and the Company and all Affiliates due to Disability before the date of the expiration of the general term of the Option, the Option shall terminate on the earlier of the expiration of the general term of the Option or 90 days after the termination of the employment relationship between the Holder and the Company and all Affiliates terminates due to Disability.

In the event his affiliation relationship is terminated as a result of Disability, a Holder who is a Non-Employee Director may exercise an Option for a period of 180 days after the Non-Employee Director is no longer a director of the Company or until the expiration of the Option period, if sooner, to the extent of the Stock with respect to which the Option could have been exercised by the Holder on the date the Non-Employee Director ceases being a director of the Company.

(e) Early Termination of Option Due to Retirement. Unless the Option Agreement specifies otherwise, if the Holder is an Employee and the employment relationship between the Holder and the Company and all Affiliates terminates by reason of Retirement, the Holder’s Option shall terminate on the earlier of the expiration of the general term of the Option or one day less than three months after the date of the Holder’s termination of employment due to Retirement.

After the death of the Holder, the Holder’s executors, administrators or any person or persons to whom the Holder’s Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option, in respect to the number of shares that the Holder would have been entitled to exercise if the Holder exercised the Option prior to his death.

5.4 Amount Exercisable. Each Option may be exercised at the time, in the manner and subject to the conditions the Committee specifies in the Option Agreement in its sole discretion. If specified in the Option Agreement, an Option will be exercisable in full upon the occurrence of a Change of Control.

5.5 Exercise of Options. Each Option shall be exercised by the delivery of written notice to the Company setting forth the number of shares of Stock with respect to which the Option is to be exercised, together with: (a) cash, a certified check, a bank draft or a postal or express money order payable to the order of the Company for an amount equal to the exercise price under the Option, (b) Mature Shares with a Fair Market Value on the date of exercise equal to the exercise price under the option, (c) an election to make a cashless exercise through a registered broker-dealer or (d) except as specified below, any other form of payment which is acceptable to the Committee, and specifying the address to which the certificates for the shares of Stock are to be mailed or the information necessary for the Company to effect an electronic transfer of the shares of Stock. If Mature Shares are used for payment by the Holder, the aggregate Fair Market Value of the shares of Stock tendered must be equal to or less than the aggregate exercise price of the shares of Stock being purchased upon exercise of the Option, and any difference must be paid pursuant to (a) above. As promptly as practicable after receipt of written notification and payment, the Company shall deliver the number of shares of Stock with respect to which the Option has been exercised, issued as designated by the Holder. Delivery of the shares of Stock shall be deemed effected for all purposes when the transfer agent of the Company shall have deposited the certificates in the United States mail, to the address specified by the Holder, or when the shares have been transferred electronically as designated by the Holder. In lieu of tendering the Mature Shares to the Company for the exercise price pursuant to (b) above, the Company may, in its sole discretion, accept documentation provided by the Holder that the Holder owns the Mature Shares necessary for exercise and would be able to deliver them to the Company if requested by the Company, in which case the Company will deliver only the Net Shares. The Company shall have sole discretion in determining that the shares are Mature Shares and that they are unencumbered, transferable, and acceptable by the Company for this purpose.

The delivery of certificates upon the exercise of Options is subject to the condition that the person exercising the Option provide the Company with the information the Company might reasonably request pertaining to exercise, sale or other disposition.

Electronic transfer of shares of Stock may be effected by the Company it is sole discretion, in lieu of issuance of physical share certificate(s).

The Company may permit a Holder to elect to pay the exercise price upon the exercise of an Option by authorizing a third-party broker to sell all or a portion of the shares of Stock acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the exercise price and any applicable tax withholding resulting from such exercise.

An Option may not be exercised for a fraction of a Common Share.

5.6 Substitution Options. Options may be granted under the Plan from time to time in substitution for stock options held by employees of other corporations who are about to become employees of or affiliated with the Company or any Affiliate as the result of a merger or consolidation of the employing corporation with the Company or any Affiliate, or the acquisition by the Company or any Affiliate of the assets of the employing corporation, or the acquisition by the Company or any Affiliate of stock of the employing corporation as the result of which it becomes an Affiliate of the Company. The terms and conditions of the substitute Options granted may vary from the terms and conditions set out in the Plan to the extent the Committee, at the time of grant, may deem appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.

5.7 No Rights as Stockholder. No Holder shall have any rights as a Stockholder with respect to Stock covered by his Option until the shares of Stock are delivered to him.

ARTICLE VI

RESTRICTED STOCK AWARDS

6.1 Restricted Stock Awards. The Committee may make Awards of Restricted Stock to eligible persons selected by it. The amount of, the vesting, forfeiture and the transferability restrictions applicable to, any Restricted Stock Award shall be determined by the Committee in its sole discretion; provided, however, that the minimum vesting period for any Awards of Restricted Stock should normally be ratably over a period of three years and, in no event, less than one year. If the Committee imposes vesting, forfeiture or transferability restrictions on a Holder’s rights with respect to shares of Restricted Stock, the Committee may issue such instructions to the Company’s transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares issued pursuant to a Restricted Stock Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law. Each Restricted Stock Award shall be evidenced by a Restricted Stock Award Agreement that contains any vesting, forfeiture or transferability restrictions and other provisions that are not inconsistent with the Plan as the Committee may specify.

6.2 Holder’s Rights as Stockholder. Subject to the terms and conditions of the Plan, each Holder of Restricted Stock shall have all the rights of a shareholder with respect to the shares of Stock included in the Restricted Stock Award during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares, if unrestricted shares of the same class have the right to vote. Dividends paid with respect to shares of Restricted Stock in cash or property other than Stock in the Company or rights to acquire shares of Stock in the Company shall be paid to the Holder currently. Dividends paid in Stock in the Company or rights to acquire Stock in the Company shall be added to and become a part of the Restricted Stock. Unless the Holder’s Award Agreement specifies otherwise, any Restricted Stock Award, or portion of such award, in which the restriction has not lapsed as of the date of the severance of the employment or affiliation relationship between the Holder and the Company and all Affiliates, shall be forfeited.

ARTICLE VII

RESTRICTED STOCK UNIT AWARDS

7.1 Authority to Grant Restricted Stock Unit Awards. Subject to the terms and provisions of the Plan, the Committee may make Awards of Restricted Stock Units to eligible persons selected by it. The amount of and the vesting, transferability and forfeiture restrictions applicable to any Restricted Stock Unit Award shall be determined by the Committee in its sole discretion; provided, however, that the minimum vesting period for any Restricted Stock Unit Award should be not less than one year. The Committee shall maintain a bookkeeping ledger account which reflects the number of Restricted Stock Units credited under the Plan for the benefit of a Holder.

7.2 Restricted Stock Unit Award. A Restricted Stock Unit Award shall be similar in nature to a Restricted Stock Award except that no shares of Stock are actually transferred to the Holder until a later date specified in the applicable Award agreement. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a share of Stock.

7.3 Restricted Stock Unit Award Agreement. Each Restricted Stock Unit Award shall be evidenced by an Award agreement that contains any Substantial Risk of Forfeiture, vesting, transferability and forfeiture restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify. Unless the Holder’s Award Agreement specifies otherwise, any Restricted Stock Unit Award, or portion of such award, in which the restriction has not lapsed as of the date of the severance of the employment or affiliation relationship between the Holder and the Company and all Affiliates, shall be forfeited.

7.4 Dividend Equivalents. An Award agreement for a Restricted Stock Unit Award may specify that the Holder shall be entitled to the payment of Dividend Equivalents under the Award.

7.5 Form of Payment Under Restricted Stock Unit Award. Payment under a Restricted Stock Unit Award shall be made in shares of Stock.

7.6 Time of Payment Under Restricted Stock Unit Award. A Holder’s payment under a Restricted Stock Unit Award shall be made at such time as is specified in the applicable Award agreement. The Award agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Restricted Stock Unit Award payment is no longer subject to a Substantial Risk of Forfeiture or (b) at a time that is Permissible under Section 409A.

7.7 No Rights as Stockholder. A recipient of a Restricted Stock Unit Award shall have no rights of a stockholder with respect to the Holder’s Restricted Stock Units until the shares of Stock are delivered to him. A Holder shall have no voting rights with respect to any Restricted Stock Unit Awards.

ARTICLE VIII

ADMINISTRATION

The Plan shall be administered by the Committee. All questions of interpretation and application of the Plan and Awards shall be subject to the determination of the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. The Plan shall be administered in such a manner as to permit the Options which are designated to be Incentive Options to qualify as Incentive Options. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities, to:

(a) determine the persons to whom and the time or times at which Awards will be made;

(b) determine the number of shares and the exercise price of Stock covered in each Award, subject to the terms of the Plan;

(c) determine the terms, provisions and conditions of each Award, which need not be identical;

(d) accelerate the time at which any outstanding Option may be exercised, or Restricted Stock Award or Restricted Stock Unit Award will vest; provided, however, that the Committee determines that such acceleration of vesting is in the best interests of the Company and its shareholders and, in the case of a Restricted Stock Unit Award, is Permissible under Section 409A;

(e) define the effect, if any, on an Award of the death, disability, retirement or termination of employment or affiliation relationship between the Holder and the Company and Affiliates;

(f) prescribe, amend and rescind rules and regulations relating to administration of the Plan; and

(g) make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.

The actions of the Committee in exercising all of the rights, powers, and authorities set out in this Article and all other Articles of the Plan, when performed in good faith and in its sole judgment, shall be final, conclusive and binding on all parties.

ARTICLE IX

AMENDMENT OR TERMINATION OF PLAN

The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that to the extent required to maintain the status of any Option under the Code, no amendment that would change the aggregate number of shares of Stock which may be issued under Options, or change the class of Employees eligible to receive Options shall be made without the approval of the Company’s stockholders. Subject to the preceding sentence, the Board shall have the power to make any changes in the Plan and in the regulations and administrative provisions under it or in any outstanding Incentive Option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any Incentive Option granted under the Plan to continue to qualify as an incentive stock option or such other stock option as may be defined under the Code so as to receive preferential federal income tax treatment.

ARTICLE X

MISCELLANEOUS

10.1 No Establishment of a Trust Fund. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. All Holders shall at all times rely solely upon the general credit of the Company for the payment of any benefit which becomes payable under the Plan.

10.2 No Employment or Affiliation Obligation. The granting of any Option or Award shall not constitute an employment contract, express or implied, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ, or utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Option or Award has been granted to him.

10.3 Forfeiture. Notwithstanding any other provisions of the Plan, if the Committee finds by a majority vote after full consideration of the facts that the Holder, before or after termination of his employment or affiliation relationship with the Company or an Affiliate for any reason committed or engaged in willful misconduct, gross negligence, a breach of fiduciary duty, fraud, embezzlement, theft, a felony, a crime involving moral turpitude or proven dishonesty in the course of his employment by the Company or an Affiliate, which conduct damaged the Company or Affiliate, the Holder shall forfeit all outstanding Options and all outstanding Awards, and all exercised Options if the Company has not yet delivered Stock to the Holder with respect thereto.

The decision of the Committee as to the cause of the Holder’s discharge, the damage done to the Company or an Affiliate shall be final. No decision of the Committee, however, shall affect the finality of the discharge of the Holder by the Company or an Affiliate in any manner.

10.4 Tax Withholding. The Company or any Affiliate or subsidiary shall be entitled to deduct from other compensation payable to each Holder any sums required by federal, state, local or foreign tax law to be withheld with respect to the grant, vesting or exercise of an Award or lapse of restrictions on an Award or payment under an Award. In the alternative, the Company may require the Holder (or other person validly exercising or holding the Award) to pay such sums for taxes directly to the Company or any Affiliate or subsidiary in cash or by check within ten days after the date of grant, vesting, exercise or lapse of restrictions or payment. In the discretion of the Company, and with the consent of the Holder, the Company may reduce the number of shares of Stock issued to the Holder upon his exercise of an Option to satisfy the tax withholding obligations of the Company or an Affiliate; provided that the Fair Market Value of the shares held back shall not exceed the Company’s or the Affiliate’s minimum statutory withholding tax obligations. The Company may, in its discretion, permit a Holder to satisfy any Minimum Statutory Tax Withholding Obligation arising upon the vesting of or payment under an Award by delivering to the Holder a reduced number of shares of Stock in the manner specified herein. If permitted by the Company and acceptable to the Holder, at the time of vesting of shares or payment under the Award, the Company shall (a) calculate the amount of the Company’s or an Affiliate’s or a subsidiary’s Minimum Statutory Tax Withholding Obligation on the assumption that all such shares of Stock vested or to be paid under the Award are made available for delivery, (b) reduce the number of such shares of Stock made available for delivery so that the Fair Market Value of the shares of Stock withheld on the vesting or payment date approximates the Company’s or an Affiliate’s or a subsidiary’s Minimum Statutory Tax Withholding Obligation and (c) in lieu of the withheld shares of Stock, remit cash to the United States Treasury or other applicable governmental authorities, on behalf of the Holder, in the amount of the Minimum Statutory Tax Withholding Obligation. The Company shall withhold only whole shares of Stock to satisfy its Minimum Statutory Tax Withholding Obligation. Where the Fair Market Value of the withheld shares of Stock does not equal the amount of the Minimum Statutory Tax Withholding Obligation, the Company shall withhold shares of Stock with a Fair Market Value less than the amount of the Minimum Statutory Tax Withholding Obligation and the Holder must satisfy the remaining minimum withholding obligation in some other manner permitted under this Section 10.4. The withheld shares of Stock not made available for delivery by the Company shall be retained as treasury shares or will be cancelled and the Holder’s right, title and interest in such shares of Stock shall terminate. The Company shall have no obligation upon payment, vesting or exercise of any Award or lapse of restrictions on an Award until the Company or an Affiliate or subsidiary has received payment sufficient to cover all tax withholding amounts due with respect to that payment, vesting, exercise or lapse of restrictions. Neither the Company nor any Affiliate or subsidiary shall be obligated to advise a Holder of the existence of the tax or the amount which it will be required to withhold.

10.5 Written Agreement. Each Award shall be embodied in a written agreement which shall be subject to the terms and conditions of the Plan and shall be signed by the Holder and by a member of the Committee on behalf of the Committee and the Company or an executive officer of the Company, other than the Holder, on behalf of the Company. The agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms of the Plan.

10.6 Indemnification of the Committee. The Company shall indemnify each present and future member of the Committee against, and each member of the Committee shall be entitled without further act on his part to indemnity from the Company for, all expenses (including attorney’s fees, the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Committee, whether or not he continues to be a member of the Committee at the time of incurring the expenses, including, without limitation, matters as to which he shall be finally adjudged in any action, suit or proceeding to have been found to have been negligent in the performance of his duty as a member of the Committee. However, this indemnity shall not include any expenses incurred by any member of the Committee in respect of matters as to which he shall be finally adjudged in any action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as a member of the Committee. In addition, no right of indemnification under the Plan shall be available to or enforceable by any member of the Committee unless, within 60 days after institution of any action, suit or proceeding, he shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. This right of indemnification shall inure to the benefit of the heirs, executors or administrators of each member of the Committee and shall be in addition to all other rights to which a member of the Committee may be entitled as a matter of law, contract or otherwise.

10.7 Gender. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

10.8 Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms of the Plan.

10.9 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees.

10.10 Other Options or Awards. The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.

10.11 Option Adjustments Pursuant to the Employee Benefits Agreement. Notwithstanding any other provision of the Plan or an Option Agreement, the exercise price applicable to each outstanding Option, to the extent that the Option has not expired or been exercised as of the Distribution Date, shall be reduced in accordance with the formula specified in paragraph (b) of Section 3.1 of the Employee Benefits Agreement. Notwithstanding any other provisions of the Plan or Option Agreement, the term of each outstanding Option, to the extent that the Option has not expired or been exercised as of the Distribution Date, shall be adjusted in the manner specified in paragraph (e) of Section 3.1 of the Employee Benefits Agreement.

10.12 Governing Law. The provisions of the Plan shall be construed, administered and governed under the laws of the State of Texas.

10.13 Compliance With Section 409A. Awards shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A. The Plan and each Award Agreement under the Plan that is intended to comply the requirements of Section 409A shall be construed and interpreted in accordance with such intent. If the Committee determines that an Award, Award agreement, payment, distribution, deferral election, transaction, or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken or implemented, cause a Holder to become subject to additional taxes under Section 409A, then unless the Committee specifically provides otherwise, such Award, Award agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Holder. The exercisability of an Option shall not be extended to the extent that such extension would subject the Holder to additional taxes under Section 409A. Notwithstanding any other provision of the Plan, if Holder is a “specified employee” (within the meaning of Section 409A), and the Company determines that a payment or vesting under an Award is not Permissible under Section 409A, then no payment shall be made or vesting shall occur under the Award due to a “separation from service” (within the meaning of Section 409A of the Code) for any reason before the date that is six (6) months after the date on which the Holder incurs such separation from service.

22